                            VERTEX INDUSTRIES, INC.

                                23 Carol Street

                          Clifton, New Jersey 07014-0996

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    Wednesday, January 15, 1997 at 10:00 A.M.

To the Stockholders:

The Annual Meeting of Stockholders of Vertex Industries, Inc. ("the Company") will be held at the Clifton Ramada Hotel, 265 Route 3 West, Clifton, New Jersey, on Wednesday, January 15, 1997 at 10:00 A.M., for the following purposes:

1.	To elect five directors for the ensuing one year term (Page 2 of proxy statement);

2.	To amend the Company's Incentive Stock Option Plan to increase the number of shares of Common Stock available under such plan from 1,000,000 shares to 1,500,000 shares (Page 7).

3.	To act upon the ratification of the selection by the Board of
        Directors of Arthur Andersen LLP as independent auditors (Page
        9).

4. To transact any other business which properly may be brought before the meeting (page 10).

All stockholders are cordially invited to attend, although only stockholders of record at the close of business on November 27, 1996 will be entitled to vote at the meeting.

                                           By order of the Board of Directors,



                                           Barbara H. Martorano
                                           Secretary

Clifton, New Jersey
December 16, 1996

                             YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the accompanying form of proxy to Securities Transfer Corporation, Box 701629, Dallas, Texas 75370 or fax to
(972) 248-4797, Attn: Proxy Dept., so that if you are unable to attend the meeting, your shares may nevertheless be voted.

                             VERTEX INDUSTRIES, INC.
                                 PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Vertex Industries, Inc. (the "Company" or "Vertex") for use at the Annual Meeting of Stockholders (the "Annual Meeting") on January 15, 1997.

The Company's principal executive office is located at 23 Carol
Street, Clifton, New Jersey 07014-0996. The approximate date on which this Proxy Statement is first being sent to stockholders is December 18, 1996.

You may revoke the proxy at any time prior to its use by delivering a written notice to the Secretary of the Company, by executing a later-dated proxy or by attending the meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the meeting in accordance with the specifications made by you thereon, or, in the absence of such specifications for, (i) the election of directors nominated herein for one year, (ii) the increase of the Company's Incentive Stock Option Plan from 1,000,000 shares to 1,500,000 shares,
(iii) the proposal to ratify the selection of Arthur Andersen LLP as independent auditors for the fiscal year ending July 31, 1997.

Holders of record of shares of Common Stock, par value $.005 per share, ("Common Stock") of the Company at the close of business on November 27, 1996, will be entitled to one vote per share. The Common Stock will be voted together as one class. On December 2, 1996, there were approximately 5,100,107 outstanding shares of Common Stock of the Company. Other than the Common Stock, there are no other voting securities outstanding.


ELECTION OF DIRECTORS

At the Annual Meeting, five directors are to be elected to serve for a term of one year or until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Although it is expected that all candidates will be able to serve, if one or more is unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board of Directors unless it reduces the number of directors to be elected.

The table below presents information as of November 30, 1996 on the nominees for election as directors of the Company for a one year term expiring in 1997:

                       Principal Occupation/                    Director       Other
Name                    Business Experience                 Age   Since     Directorships
James Q.           Chairman of Vertex (from 1974            64    1974           --
Maloy              to date) and President and CEO
                      (from 1983 to 7/31/95).

                                   -2-

Ronald C.         President of Vertex (7/13/95 to           63    1976           --
Byer              date), CEO of Vertex (1/17/96 to
                  date), Vice President of
                  Marketing and Sales of Vertex
                 (from 1979 to 7/31/95),
                  Treasurer thereof (from 1983 to
                  1/17/96). Executive Vice
                  President (1985 - 7/31/95)


Wilbur            Chairman of Netweave Corp.                63    1985      NetWeave Corp,
Highleyman        (from 1993 to date), Chairman of                          NetWeave (Europe)
                  The Sombers Group (from 1992                              Limited, The
                  to date), Chiarman of Mini-Data                           Sombers Group,
                  Services, Inc. (from 1969 to 1991).                       Mini-Data Services,
                                                                            Inc., Science
                                                                            Dynamics Inc.

George Powch     President & CEO of Huber+Suhner            47    1987           --
                 (North America) Inc., Vice
                 President of CINCH Connectors,
                 Division of Labinal Components
                 & Systems, Inc. (1993 to 1995).
                 President of BFI-IBEXSA
                 International,
                 (from 1987 to 1993), President
                 of Diffracto Ltd. (from 1984 to
                 1986).  General Manager and
                 other positions with Bendix
                 Corp. (1974 to 1983).

Irwin Dorros     Currently retired, Vice President          67    1987           --
                 of Bell Communications
                 Research (from 1982 - 1993).
                 Assistant Vice President of
                 AT&T (from 1978 to 1982).

               OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

During 1996 the Board of Directors held 4 meetings and each incumbent director attended 100% of the meetings with the exception of two directors, one attending 75% and the other attending 50% of the meetings, and each director attending all meetings of the committees of the Board of Directors on which he served.

The Stock Option Committee, consisting of Messrs. Maloy and Byer, met twice in 1996. This Committee makes awards to Vertex employees of stock options under its incentive stock option plan. It is anticipated that both Messrs. Maloy and Byer will be re-appointed to such Committee. The Audit Committee, consisting of Messrs.
Highleyman, Powch and Dorros, met once in fiscal 1996. It is expected that these individuals will be re-appointed to such Committee. Vertex does not have Nominating or Compensation
Committees.

All directors hold office until the next Annual Meeting of Vertex or until their successors have been elected and qualified. Directors, who are not officers, receive $1,000/year compensation and are reimbursed for all related expenses.

                          EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended July 31, 1994, 1995 and 1996 of those persons who were, at July 31, 1996, executive officers of the Company earning annually $100,000 or more:

                          SUMMARY COMPENSATION TABLE
    Annual Compensation                       Long-Term Compensation             Compensation
   (a)       (b)     (c)             (d)            (e)        (f)         (g)       (h)          (i)
                                                  Other     Restricted                             All
Name and                                          Annual      Stock                  LTIP         Other
Principal           Salary         Bonus       Compensation  Award(s)    Options/   Payouts    Compensation
Position    Year     ($)            ($)            ($)         ($)       SARs(#)      ($)           ($)
James Q.   1996   $ 56,520           -          $ 5,210         -            -         -             -
Maloy      1995   $ 96,852           -          $ 6,506         -            -         -             -
Chairman   1994   $104,104           -          $ 6,714         -            -         -             -

Ronald C.  1996   $106,480           -          $ 6,055         -            -         -             -
Byer       1995   $ 87,901           -          $ 6,506         -            -         -             -
CEO        1994   $107,504           -          $ 6,714         -            -         -             -
President

(1)	  All Officers and non-union employees of Vertex are covered by a pension plan that is financed by voluntary employee and Company contributions.  See "401(k) Savings and
          Retirement Plan" and Note 8 of Notes to Financial Statements.

(2)      Messrs. Maloy and Byer are each provided with an automobile by the Company; a portion of which may represent the personal use thereof estimated at $2,500 per year and is excluded.

On November 13, 1995 Mr. McLaughlin was granted 50,000 stock options at an exercise price of $.75 which vest over five years and expire on November 13, 2005. These shares were granted under the Company's Incentive Stock Option Plan. Stock appreciation rights are not granted under the Incentive Stock Option Plan. The Company does not currently have in effect a Long-Term Incentive Plan ("LTIP") and, consequently, no such awards were granted to Vertex's executive officers in fiscal years covered above.

There were no unexercised options, under the incentive stock option plan, to purchase the Company's common stock in fiscal 1996 by the above named officers. None of the above named officers exercised stock options during fiscal 1996.

	The Company had no other executive officers other than Mr. Maloy, Mr. Byer, Mr. McLaughlin and Mrs. Martorano.

	The following directors of Vertex were granted qualified stock options on January 20, 1993 at an option price of $4.25 (1):

                             Initial
    Name of                 Number of            Options        Options
   Director            Option Shares (1)        Exercised     Exercisable
Wilbur Highleyman           40,000                8,000         32,000
Irwin Dorros                40,000                8,000         32,000
George Powch                40,000               16,000         24,000

(1)	Adjusted for 2 for 1 stock split effective April 19, 1993.
(2)	No options were granted to Directors in Fiscal 1996, 1995 and 1994.
(3)	The above options were granted under the incentive stock option plan as discussed on page 6.

The Company entered into a three (3) year employment contract with Carlo Pastore commencing on May 14, 1993 to serve as its Sales and Marketing Director. Under this contract, Mr. Pastore was to receive as compensation:
(a) an annual salary of $80,000 plus one percent (1%) commission on all Vertex's bar code product sales; (b) reimbursement of business expenses incurred; (c) grant of a five (5) year stock option to purchase up to 75,000 shares of Vertex's Common Stock under its Incentive Stock Option Plan at an exercise price of $7.625; (d) the same group benefits received by other Vertex executives and (e) use of a leased automobile costing up to $750 per month and a right of first refusal to purchase such vehicle at the end of the lease term. On October 6, 1995 the Company terminated Mr. Pastore's employment. Among other things Mr. Pastore received fourteen weeks compensation, 35,000 non-qualified stock options at $1.25 per share which expire October 6, 2000, the use of a Company paid auto with the option to buy at the end of the lease term, reimbursement for medical coverage through December 31, 1995 and a line of credit with Vertex Industries to establish his own value added reseller business.

On May 19, 1993, Vertex also entered into a three (3) year employment contract with Kevin R. Halloran, its Technical Director.
Pursuant to the terms of this agreement, Mr. Halloran will earn an annual base salary of $95,000, which increases by 3% on each November
6th from 1993 through 1995. Under this contract, Mr. Halloran receives reimbursement for business expenses and normal group benefits available to other Company executives. This contract also provides Mr. Halloran with the grant of a 10 year non-qualified stock option agreement to purchase up to 300,000 shares of Vertex's common stock at an exercise price of $7.875 per share. Such options vest in 75,000 share increments on or after each November 6th from 1993 through 1996. Should the market price for the Company's common stock decline below the exercise price of the options, the Employee may chose to retire all unexercised options and have new ones granted to the extent of the number of unexpired options outstanding with a new exercise price at the then market price. On December 29, 1995 Mr. Halloran retired all unexercised options (300,000 options) and had new options granted at $.50, the market price of the common stock on December 29, 1995.

                     INCENTIVE STOCK OPTION PLAN
Under the Company's Incentive Stock Option Plan ("The Plan"), options to purchase a maximum of 1,000,000 shares of its Common Stock may be granted to officers and other key employees of the Company. Options granted under the Plan are intended to qualify as incentive stock options under the Economic Recovery Tax Act of 1981 (the "1981" Act) as amended.

The Plan is administered by the Board of Directors and a committee presently consisting of two members of the Board which determines which persons are to receive options, the number of shares that may be purchased under each option and the exercise prices. In the event an optionee voluntarily terminates his employment with the Company, he has the right to exercise his accrued options within 30 days of such termination. However, the Company may redeem any accrued options held by each optionee by paying him the difference between the option price and the then fair market value. If an optionee's employment is involuntarily terminated, other than because of death, he also has the right to exercise his accrued options within 30 days of such termination. Upon death, his estate or heirs have one year to exercise his accrued options. The maximum term of any option is ten years, and the option price per share may not be less than the fair market value of the Company's shares on the date the option is granted. However, options granted to persons owning more than 10% of the voting shares of the Company may not have a term in excess of five years and the option price per share may not be less than 110% of the fair market value on the date the option is granted. If the aggregate fair market value of the shares of Common Stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year (under all such plans) exceeds $100,000, then only the first $100,000 of such shares so purchased will be treated as exercised under the Plan and any excess over $100,000 so purchased shall be treated as options which are not incentive stock options. This rule shall be applied by taking options into account in the order or sequence in which they are granted. Options must be granted within ten years from the effective date of the Plan.

Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution. Options granted under the Plan are protected by anti-dilution provisions increasing the numbers of shares issuable thereunder and reducing the exercise price of such options, under certain conditions. The Plan terminated on October 9, 1995. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, whichever occurs first. At the Company's annual meeting in the second quarter of fiscal 1995 the Company's shareholders approved the incentive stock option plan for the issuance of up to 1,000,000 shares of common stock commencing on October 9, 1995 and expiring on October 9, 2005. The terms and conditions of this new plan are identical to the old plan which expired on October 9, 1995.

As of July 31, 1996, options to acquire 616,000 shares of the Company's Common Stock at exercise prices of $.475 to $8.12 per share have been granted under the Plan to ten employees and three directors of the Company. As of July 31, 1996 274,400 options have been exercised and 341,600 options are outstanding, with 99,400 options presently exercisable.

                      AMENDMENT TO INCENTIVE STOCK OPTION PLAN
                          TO INCREASE AVAILABLE SHARES

	The Board of Directors is submitting for stockholder approval an increase of 500,000 shares in the authorized number of shares in the incentive stock option plan ("the Plan) from 1,000,000 shares to 1,500,000 shares. Stockholders have approved two increases in the Plan, one for 150,000 on January 20, 1993 and one for 700,000 shares on January 19, 1994, respectively. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing employees of the Company with a larger personal and financial interest in the success of the Company through the grant of stock options. The Board of Directors believes that the increase in the Plan of 500,000 shares from 1,000,000 shares to 1,500,000 shares will benefit the Company and its Stockholders and, thus recommends the approval of the increase in the Plan.

	As of July 31, 1996 options to acquire 616,000 shares of the Company's common stock at exercise prices of $.475 to 8.12 per share have been granted under the plan. As of July 31, 1996 274,400 options have been exercised and 341,600 options outstanding, with 99,400 options presently exercisable. The Company feels that as the Company continues to grow and with the proposed business combination with NetWeave, additional stock options will be required to attract and retain qualified personnel. On September 25, 1996 all members of the Company's Board of Directors approved to amend the Plan to increase the number of shares of the Company's Common Stock available thereunder from 1,000,000 shares to 1,500,000 shares.


                          OTHER STOCK OPTIONS

The Company has granted non-qualified options to a public relations firm for the purchase of up to a total of 210,000 shares of its Common Stock, registered under the Securities Act of 1933 on Form S-8. These options were granted under the terms of two separate contracts; the first, dated February 10, 1994, was for a total of 120,000 shares priced from $5.00 - $10.00 per share exercisable over a period of 3 years; the second, dated July 1, 1994, was for a total of 90,000 shares priced at $1.875 per share exercisable over a period of 3 years. These options were granted in connection with certain services to be rendered to the Company by such firm. Also during 1994, the Company granted a consulting firm an option to purchase 12,000 shares of common stock at an option price of $1.875 per share, expiring on June 20, 1998. The option is currently exercisable and was in payment for consulting services. During fiscal 1996 the Company granted 35,000 options to two service firms as partial payment for financial, legal and consulting services. The options are exercisable at 20,000 options at $.91 and 15,000 options at $.75 and expire at various dates through February, 2001. These options are currently exercisable. These stock options have been registered under the Securities Act of 1933 on form S-8.

                    401(k) SAVINGS AND RETIREMENT PLAN

Vertex maintains a 401(k) savings plan (the "401(k) Plan") for the benefit of all employees age 18 or over who have worked for at least six months and who are not covered by a collective bargaining agreement. The 401(k) Plan is qualified under Section 401(a) of the Code and is intended to qualify under Section 401(k) of the Code.

Under the current terms of the 401(k) Plan, employees may elect to defer from Federal income tax from 1% to 17% of their annual compensation, not to exceed Internal Revenue Code limits and have it contributed to the 401(k) Plan on their behalf. In addition, Vertex makes a contribution of up to 3% of a contributing employee's salary.
 The salary deferrals are fully vested, while the Company's contributions vest 20% upon the completion of the second year of service with the Company or its subsidiaries, 20% upon completion of the third year of service, 20% upon the completion of the fourth year of service, 20% upon the completion of the fifth year of service and the remaining 20% upon the completion of the sixth year of service or, if earlier, upon the death, disability or retirement of the participant. Benefits under the 401(k) Plan are generally distributed in a lump sum following the participant's retirement, death, disability or termination of employment, or in a case of hardship, prior to the termination of the participant's employment.

The assets accumulated by the 401(k) Plan are held in a trust, the trustees of which are Messrs. Maloy and Byer, who are officers and directors of the Company. Under the terms of the 401(k) Plan, Vertex has agreed to indemnify the trustees to the fullest extent permitted by law against any liability whatsoever for any action taken or omitted by them in good faith in connection with the 401(k) Plan unless it results from their own willful misconduct.

The charge against income for matching contributions for fiscal
1996 and 1995 were $14,865, and $5,342, respectively.   For fiscal
1994, Vertex made no contributions for its employees to the 401(k)
Plan.
                      OWNERSHIP OF EQUITY SECURITIES OF
                  CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Company's Common Stock owned on December 2, 1996 by (i) each who is known by the Company's to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Names and Address of
Directors, Officers and           Shares Owned                    (1) (2)
5% Shareholders                       Number                      Percent

James Q. Maloy                      1,202,208                      23.5
 23 Carol Street
 Clifton, New Jersey

Ronald C. Byer                        448,422                       8.8
 23 Carol Street
 Clifton, New Jersey

All officers and director           1,688,630                      33.1
 as a group (4 persons)

(1)	Does not give effect to the issuance of up to 1,000,000 shares of
        Common Stock reserved for issuance under the Company's incentive stock option plan and, 592,000 shares under non-qualified stock options.

(2)	Gives effect to a 2 for 1 stock split effective April 19, 1993

(3)	Includes 8,000 shares of Common Stock owned by Dr. Dorros and
        30,000 shares of common stock owned by Mr. Powch.

                     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

	On May 23, 1996, the Company entered into a contingent and conditional Memorandum of Agreement (the "Memorandum"), as amended by letters of July 15, 1996 and Board Resolution of September 25, 1996, with Netweave Corp. ("NetWeave"), pursuant to which the parties could enter into a business combination, proposed generally as an exchange of all of Netweave's stock for a portion of the Company's common stock and warrants to purchase the Company's common stock. The proposed business combination is subject to fulfillment of certain conditions set forth in the Memorandum relating principally to the achievement of specific business goals and objectives by Netweave Corp. The failure to fulfill any condition jeopardizes the potential business combination.

	Dr. Wilbur H. Highleyman, Chairman of Netweave Corp., has been a director of Vertex since 1985 and presently owns 25.5% of Netweave Corp. Ronald C. Byer, Jr., the President of Netweave Corp., is the son of Ronald C. Byer, the President of the Company. Ronald C. Byer, Jr., presently owns 2.1% of Netweave Corp.


                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

The independent accountants for the Company for the fiscal year ended July 31, 1996 were Arthur Andersen LLP. The Company's Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ended July 31, 1997. Accordingly, the Board of Directors recommends that the stockholders ratify the appointment by the Board of Directors of the firm of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ended July 31, 1997.

Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they so desire and to respond to appropriate questions.

                                OTHER MATTERS

The Board of Directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

The cost of preparing and mailing this Proxy Statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Company. Solicitation will be made by mail. Such costs are estimated to be less than
$30,000.   Some personal solicitation may be made by directors,
officers and employees without special compensation, other than reimbursement for expenses.

Proposals which stockholders wish to include in the Company's proxy materials relating to the 1998 Annual Meeting of Stockholders must be received by the Company no later than September 15, 1997.

It is important that proxies be returned promptly. Stockholders are urged to sign and date the enclosed proxy and return it promptly in the accompanying envelope.

                                By order of the Board of Directors,



                                Barbara H. Martorano
                                Secretary

Clifton, New Jersey
December  16, 1996

PROXY

                        VERTEX INDUSTRIES, INC.
        23 Carol Street, Clifton, New Jersey 07014-0996
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JAMES Q. MALOY, RONALD C. BYER and BARBARA H. MARTORANO and each of them as proxies with power of substitution to vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders on January 15, 1997 at the Clifton Ramada Hotel, 265 Route 3, Clifton, New Jersey at 10:00 a.m., or any adjournment thereof, with all the powers the undersigned would have if personally present, as specified, respecting the following matters described in the accompanying Proxy Statement and, in their discretion, on other matters which come before the meeting.

A vote FOR Items 1, 2 and 3 is recommended by the Board of Directors:
(1)	ELECTION OF DIRECTORS
        FOR all nominees listed below (except as         HOLD AUTHORITY
        marked to the contrary below)            _____   to vote for all nominees listed below  _____

James Q. Maloy, Ronald C. Byer, Wilbur Highleyman, George Powch and Irwin Dorros
(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below)
_________________________________________________________________________________

(2)	AMENDMENT OF THE COMPANY'S INCENTIVE STOCK OPTION PLAN TO
        INCREASE THE NUMBER OF AVAILABLE SHARES OF COMMON STOCK:

FOR    _____              AGAINST      _____           ABSTAIN       _____

(3) APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY:

FOR    _____              AGAINST      _____           ABSTAIN       _____

This proxy will be voted in accordance with stockholder specifications. Unless directed to the contrary, this proxy will be voted for Items 1, 2 and 3. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting may exercise the powers conferred herein. Receipt of accompanying Notice of Meeting and Proxy Statement is hereby acknowledged.


        Date________________________________________ 19_______

        ______________________________________________________

        Signature______________________________________________
        (Please sign name as fully and exactly as it appears opposite. When signing in a fiduciary or representative capacity, please give full title as such. Where more than one owner, each owner should sign. Proxies executed by a Company should be signed in full corporate name by duly authorized officers.)

           PLEASE MARK, SIGN, DATE AND MAIL IN ENCLOSED ENVELOPE TO:
                       SECURITIES TRANSFER CORPORATION
                                P.O. BOX 701629
                           DALLAS, TEXAS 75370-001
                           ATTN:  PROXY DEPARTMENT
                        FAX NUMBER: (972) 248 - 4797